Home Office: Cincinnati, Ohio

Administrative Office: [P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[1-800-789-6771]

[MassMutualAscend.com]

SPDR GOLD SHARES ETF

1-YEAR

50% DOWNSIDE PARTICIPATION RATE

WITH UPSIDE PARTICIPATION RATE

INDEXED STRATEGY

Crediting Strategy Endorsement

This is your Crediting Strategy endorsement for the SPDR Gold Shares ETF 1-Year 50% Downside Participation Rate with Upside Participation Rate Indexed Strategy. It describes how Gain or Loss is calculated for this Crediting Strategy, and the terms and conditions that apply to this Strategy.

ENDORSEMENT SPECIFICATIONS
Contract Number:	[000000000]
Owner{s}:	[JOHN DOE][ & ][JANE DOE]
Index:	SPDR® Gold Shares ETF
Term Length:	1 Year
Downside Protection:	50% Downside Participation Rate
Upside Factor:	Upside Participation Rate of not less than [5%]
Endorsement Effective Date:	[August 12, 2024]

Except to the extent guaranteed in the Contract and this Endorsement, the elements used in calculating Gain or Loss from the Index are not guaranteed and can be changed by the Company. Such changes may affect the return for this Crediting Strategy. Gain or Loss calculated for this Crediting Strategy does not include the portion of returns generated by dividends from the exchange traded fund that is the Index.

The Strategy value for the most recent Market Close and related information is available by contacting us or through our website. Further information about the calculation of the Strategy value and examples may be found in the prospectus for your annuity contract, which is not a part of the Contract.

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE SPDR GOLD SHARES ETF. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This endorsement is a part of your Contract. It is not a separate contract. In all cases of conflict with the other terms of the Contract, the provisions of this endorsement shall control.

Signed for us at our office as of Endorsement Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated as a percentage of the then remaining investment base of the Strategy for the current Term. For this purpose, the investment base is equal to:

1)	the amount applied to this Strategy at the start of the Term; minus

2)	the amount deducted from the investment base for each withdrawal or charge that is taken from this Strategy during the Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, any Gain or Loss is determined based on the increase or decrease in the SPDR Gold Shares ETF price since the start of the Term. This increase or decrease is expressed as a percentage of the SPDR Gold Shares ETF price at the start of the Term. It is measured from the price at the last Market Close on or before the first day of the Term to the price at the final Market Close of the Term. The price is the share price of the SPDR Gold Shares ETF for the last reported sale on the New York Stock Exchange Arca before the close of the core trading session on that day.

If the SPDR Gold Shares ETF price has decreased, then the Loss for the Term is equal to:

1)	the percentage decrease in the price; multiplied by

2)	the 50% Downside Participation Rate.

If the SPDR Gold Shares ETF price has increased, then the Gain for the Term is equal to:

1)	the percentage increase in the price; multiplied by

2)	the Upside Participation Rate.

The Gain or Loss for the Term is illustrated below:

Percentage Change in Price for the Term	Gain or Loss for Term
Decrease	Loss equal to percentage decrease in price multiplied by 50%
No increase or decrease	No Gain or Loss
Increase	Gain equal to percentage increase in price multiplied by the Upside Participation Rate

Gain or Loss before the End of a Term

Before the final Market Close of a Term, the Gain or Loss for the Term is equal to the Daily Value Percentage.

Daily Value Percentage

The Daily Value Percentage is equal to:

1)	the Net Option Price for the Strategy as of the most recent Market Close of the Term; minus

2)	the Residual Option Cost as of the most recent Market Close of the Term; and minus

3)	the Trading Cost.

Net Option Price

The Net Option Price as of a Market Close is a percentage equal to:

1)	the ATM Call Option price calculated for the Market Close, multiplied by the Upside Participation Rate; minus

2)	the ATM Put Option price calculated for the Market Close, multiplied by the Downside Participation Rate.

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Residual Option Cost

The Residual Option Cost is a percentage equal to:

1)	the Net Option Price for the Strategy calculated for the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 365.

Trading Cost

The Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term to the extent that such cost is not already reflected in the Option Prices. It is a percentage set by us from time to time to reflect the average difference between the Option Prices and market bid prices.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the SPDR Gold Shares ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term.

ATM Put Option

The ATM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the SPDR Gold Shares ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term.

Option Prices

The ATM Call Option and ATM Put Option prices are calculated by us using an option pricing model for valuing an option. The price of each option is stated as a percentage of the SPDR Gold Shares ETF price at the last Market Close on or before the first day of the Term.

Downside Participation Rate

The Downside Participation Rate is the portion of the decrease in the SPDR Gold Shares ETF price for a Term taken into account when determining the Loss for the Term. The Downside Participation Rate for each Term of this Strategy is 50%.

Upside Participation Rate

The Upside Participation Rate is the portion of the increase in the SPDR Gold Shares ETF price for a Term taken into account when determining the Gain for the Term. We will set the Upside Participation Rate for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Upside Participation Rate for amounts attributable to Purchase Payments received on different dates. The Upside Participation Rate for each Term of this Strategy shall never be less than the minimum shown in the Endorsement Specifications.

Index Information

SPDR® Gold Shares ETF (GLD on the New York Stock Exchange Arca) is an exchange traded fund representing shares of a beneficial interest in the SPDR Gold Trust sponsored by World Gold Trust Services, LLC. The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

[“SPDR” is a product of S&P Dow Jones Indices LLC (“SPDJI”). Standard and Poor’s and S&P are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and “SPDR” is a trademark of SPDJI.

S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY MASSMUTUAL ASCEND LIFE INSURANCE COMPANY, OWNERS OF MASSMUTUAL ASCEND LIFE INSURANCE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM ANY

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TRADEMARK, SERVICE MARK AND/OR TRADE NAME. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.]

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